NSAR ITEM 77O
January 1, 2004 - June 30, 2004
Van Kampen Life Investment Trust Growth and Income Portfolio
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1        Accenture Ltd.  UBS Investment  85,100      0.170      04/28/04
                                Bank

Underwriters for #1
Morgan Stanley
UBS Investment Bank
JPMorgan
Credit Suisse First Boston
Goldman, Sachs & Co.
Merrill Lynch & Co.
Citigroup
SG Cowen & Co.
Banc of America Securities LLC
Wachovia Securities
Bear, Stearns, & Co. Inc.
Needham & Company, Inc.
Legg Mason Wood Walker
ABN AMRO Rothschild LLC
Robert W. Baird & Co.
Scotia Capital